RESIDENTIAL ACCREDIT LOANS, INC.
                                     Company

                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer

                       Mortgage Pass-Through Certificates

                                 Series 1996-QS7

                   $9,107,490.35 8.00% Class M-1 Certificates
                   $5,122,401.26 8.00% Class M-2 Certificates
                   $3,642,656.40 8.00% Class M-3 Certificates


                        Supplement date December 23, 1996
                                       to
                  Prospectus Supplement dated November 21, 1996
                                       and
                        Prospectus dated August 22, 1996


         The Class M-1 Certificates, the Class M-2 Certificates and the Class M-3 Certificates (collectively, the "Class M Certificates") will be purchased from the Company by Credit Suisse First Boston Corporation (the "Underwriter"), pursuant to an agreement (the "Underwriting Agreement") among the Company, the Master Servicer and the Underwriter. The proceeds to the Company from the sale of the Class M Certificates will be equal to $17,952,836.92, net of any expenses payable by the Company.

 The Underwriter intends to offer the Class M Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Underwriter may effect such transactions by selling the Class M Certificates to or through dealers. In connection with the purchase and sale of the Class M Certificates, the Underwriter and any dealers that may participate with the Underwriter in such resale of the Class M Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Underwriter in the form of discounts, concessions or commissions. The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.


THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS
AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ
IN CONJUNCTION THEREWITH.

                                            CREDIT SUISSE FIRST BOSTON



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         The Mortgage Pool consists of 2,106  Mortgage Loans with an outstanding aggregate principal balance as of December 1, 1996 (the "Reference Date"), after deducting payments of principal due on such date, of $226,971,510.25.

         The Certificate Principal Balances of the Class M-1 Certificates, the Class M-2 Certificates, the Class M-3 Certificates, the Class B-1 Certificates, the Class B-2 Certificates, and the Class B-3 Certificates after the December 26, 1996 Distribution Date, will be $9,107,490.35, $5,122,401.26, $3,642,656.40,
$1,821,278.24,  $569,155.70 and $1,365,650.67,  respectively. After the December
26, 1996 Distribution Date, the Class M-1 Certificates will evidence a Class M-1 Percentage of approximately 4.01%, the Class M-2 Certificates will evidence a Class M-2 Percentage of approximately 2.26%, the Class M-3 Certificates will evidence a Class M-3 Percentage of approximately 1.60%, the Class B-1 Certificates will evidence a Class B-1 Percentage of approximately 0.80%, the Class B-2 Certificates will evidence a Class B-2 Percentage of approximately 0.25%, and the Class B-3 Certificates will evidence a Class B-3 Percentage of approximately 0.60%.

         As of the Reference Date, ninety-three Mortgage Loans, representing 4.2% of the Mortgage Loans were one month delinquent. As of the Reference Date, none of the Mortgage Loans were two months or more delinquent or in foreclosure.


UNTIL MARCH 23, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS M CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




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